NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports First Quarter 2013 Earnings

- Earnings Per Diluted Share Increased 14.6% to $0.46

- Net Sales Increased 12.9%

- Comparable Store Sales Increased 3.0%

GREENSBORO, N.C. - May 29, 2013 - The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced unaudited sales and earnings results for its first quarter ended April 28, 2013.

Financial Overview

In the first quarter of fiscal 2013, net sales increased 12.9% to $366.6 million and comparable store sales increased 3.0%, compared to the corresponding thirteen week period ended April 29, 2012. Net income in the first quarter of fiscal 2013 was $22.1 million, compared to $19.3 million in the corresponding thirteen week period in fiscal 2012. Diluted earnings per share in the first quarter of fiscal 2013 were $0.46, an increase of 14.6% over diluted earnings per share of $0.40 for the corresponding thirteen week period in fiscal 2012.

Craig Carlock, President and Chief Executive Officer commented, “We were pleased to see our business and customer traffic improve in the first quarter. New store development remains on track and our solid results give us confidence as we assess customer behavior and our outlook for the balance of the year.”

Operating Performance

First quarter total net sales increased 12.9% to $366.6 million and comparable store sales increased 3.0% to $312.9 million, compared to the corresponding thirteen week period in fiscal 2012. The first quarter comparable store sales increase resulted from a 2.4% increase in average transaction size and a 0.6% increase in the number of transactions.

The Company's gross profit increased 14.8%, or $16.6 million, to $129.3 million in the first quarter of fiscal 2013, compared to the corresponding thirteen week period of fiscal 2012. For the same period, the gross margin rate increased 60 basis points to 35.3% compared to the corresponding prior year period. This increase in the Company's gross margin rate was primarily attributable to an increase in the merchandise margin, and also reflected a 10 basis point reduction in LIFO expense as a percentage of sales.

Selling, general, and administrative expenses for the first quarter of fiscal 2013 increased $11.0 million to $81.5 million, compared to the corresponding thirteen week period in fiscal 2012. Selling, general, and administrative expenses as a percentage of sales increased by 50 basis points to 22.2% for the period, compared to 21.7% for the corresponding thirteen week period in fiscal 2012. This increase in the selling, general and administrative expense rate was primarily attributable to employee healthcare claim costs. The Company also incurred higher expenses associated with an additional layer of annual share based compensation. In the first quarter of 2013, the Company opened two new stores compared to three new stores in the corresponding prior year period.

Operating income increased $4.3 million to $35.4 million for the first quarter of fiscal 2013, compared to $31.1 million for the corresponding thirteen week period of fiscal 2012. Operating income as a percentage of sales for the first quarter of fiscal 2013 increased 10 basis points to 9.7%, compared to 9.6% for the corresponding period of fiscal 2012. This increase was primarily attributable to an improvement in gross margin rate.

The effective tax rate for the first quarter of fiscal 2013 was 37.1% of pre-tax income and compares to 37.3% for the corresponding thirteen week period of fiscal 2012. The lower rate was due to various state and federal tax credit opportunities.

Balance Sheet/Cash Flow

During the first quarter of fiscal 2013, the Company generated $45.9 million in cash flow from operations and invested $17.2 million in capital expenditures, of which $13.7 million related to new and remodeled stores.

The Company's cash balance as of April 28, 2013 was approximately $11.0 million. Total debt as of April 28, 2013 decreased 64.3%, or $27.0 million, to $15.0 million from a balance of $42.0 million as of January 27, 2013.

Average inventory on a FIFO basis per store at the end of the first quarter of fiscal 2013 increased 5.5%, compared to the corresponding period in fiscal 2012. The increase resulted from inventory investments in faster growing categories and new product assortments to support the Company's overall sales growth. Commodity costs also increased in certain departments, such as produce, meat and dairy.

On a trailing four quarter basis for the period ended April 28, 2013, the Company's return on assets was 18.4%, return on invested capital, excluding excess cash, was 25.6%, and return on equity was 30.2%. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of our calculations of these financial return measures.

Growth and Development

During the first quarter of fiscal 2013, the Company opened two new stores in Charlottesville, Virginia and Aiken, South Carolina. As of April 28, 2013, the Company operated 131 stores in 25 states.

The following table provides additional information about the Company's real estate and store opening activities through the first quarter of fiscal 2013. Leases signed as of May 29, 2013 are for stores expected to open during or after fiscal 2013.

	Stores Opened in FY 2013	Leases Signed for Future Store Locations (1)
Number of new leased store locations	2	30
Number of ground leased and owned property store locations	—	2
Number of relocations	—	—
Average capital cost per store [2]	$3.3 million
	Information for All Open Stores
Average store size (gross square feet)	21,054
Total rentable square footage (at end of period)	2.8 million

Note 1: Includes leases for stores expected to open after May 29, 2013 and such leases typically include customary leasing conditions. In general, we do not announce the location of a new store until all conditions to the lease are satisfied or our involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. We generally identify a store as “coming soon” when we take possession of the property and commence our construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon.”

Note 2: Net of capital contributions, if any, received from landlords, and including building costs but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.

Fiscal 2013 Outlook
In addressing guidance, Carlock commented, “Our customers are responding well to the current economic climate, which gives us incremental comfort with our full-year outlook for fiscal 2013. We now anticipate comparable store sales to rise 2.5% to 4.5% this fiscal year.”
For fiscal 2013, management expects the Company to:

•	Open 19 to 22 new stores, with 4 to 6 new stores opening in the second quarter and 13 to 15 new stores opening in the second half of the year

•	Remodel 3 to 5 stores and have no relocations

•	Spend approximately $130 million to $150 million in capital expenditures, primarily related to real estate investments

•	Increase comparable store sales 2.5% to 4.5%

•	Achieve flat to modest growth in operating margin as a percentage of sales, as the Company continues to make operating expense investments related to its accelerated growth plans

•
Generate diluted earnings per share of $1.51 to $1.58, assuming an effective tax rate of 37.0%, where earnings per share in the second half of fiscal 2013 exceed earnings per share in the first half of the year

2013 First Quarter Earnings Conference Call
The Company will host a conference call today at 9:00 a.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company website, and a recording will be available for 30 days following the date of the event. Investors and analysts interested in participating on the call may do so by dialing (877) 852-2928.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of May 29, 2013, the Company operates 131 stores in 25 states across the United States.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition, and include those in the "Fiscal 2013 Outlook" section above. These statements involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management "anticipates," "plans," "estimates," "expects," "believes," and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause or contribute actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of our fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including the outcome of negotiations surrounding U.S. fiscal policy which, even if resolved, may be adverse due to tax increases and spending cuts, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward looking statement.

* * * * *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended
	April 28, 2013	April 29, 2012

Sales	$366,626	$324,784
Cost of goods sold	237,289	212,093
Gross profit	129,337	112,691

Operating expenses:
Selling, general and administrative expenses	81,478	70,465
Store closure and exit costs	140	573
Depreciation	12,335	10,569
Income from operations	35,384	31,084
Interest expense	244	356
Income before provision for income taxes	35,140	30,728
Tax provision	13,020	11,458

Net income	$22,120	$19,270

Net income per share:
Basic and diluted	$0.46	$0.40

Weighted average common shares outstanding:
Basic	48,159,785	48,046,251

Diluted	48,326,452	48,255,646

Comprehensive income
Net income	$22,120	$19,270
Other comprehensive income	—	—

Total comprehensive income	$22,120	$19,270

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	April 28, 2013	January 27, 2013
Assets
Current assets:
Cash and cash equivalents	$11,017	$8,737
Accounts receivable, net	6,412	6,830
Inventories	42,383	43,985
Prepaid expenses and other current assets	6,971	7,675
Deferred income taxes	3,322	3,784
Total current assets	70,105	71,011

Property and equipment:
Land	2,846	2,846
Buildings	19,086	19,106
Store fixtures and equipment	277,918	272,249
Leasehold improvements	175,246	170,483
Office furniture, fixtures, and equipment	12,727	12,224
Automobiles	1,310	1,335
Construction in progress	27,911	18,661
Total property and equipment	517,044	496,904
Accumulated depreciation	(217,258)	(207,060)
Total property and equipment, net	299,786	289,844
Restricted cash	—	14,205
Deferred lease costs	21,243	7,140
Other assets	3,897	3,169
Total assets	$395,031	$385,369

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$35,257	$35,634
Accrued liabilities	63,808	54,385
Total current liabilities	99,065	90,019
Long-term debt	15,000	42,000
Deferred income taxes	23,971	24,053
Deferred rent	11,750	11,341
Other liabilities	23,335	20,097
Total noncurrent liabilities	74,056	97,491

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,172,913 and 48,144,620 shares issued and outstanding as of April 28, 2013 and January 27, 2013, respectively	482	482
Additional paid-in capital	107,362	105,431
Retained earnings	114,066	91,946
Total stockholders' equity	221,910	197,859
Total liabilities and stockholders' equity	$395,031	$385,369

The Fresh Market, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended
	April 28, 2013	April 29, 2012
Operating activities
Net income	$22,120	$19,270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,390	10,624
(Gain) loss on disposal of property and equipment	(43)	32
Share-based compensation	1,392	1,016
Excess tax benefits from share-based compensation	(16)	(58)
Deferred income taxes	380	(793)
Change in assets and liabilities:
Accounts receivable	418	773
Inventories	1,602	3,107
Prepaid expenses and other assets	(14,182)	(3,710)
Restricted cash	14,205	—
Accounts payable	(377)	(3,297)
Accrued and other liabilities	8,010	8,639
Net cash provided by operating activities	45,899	35,603

Investing activities
Purchases of property and equipment	(17,219)	(17,106)
Proceeds from sale of property and equipment	61	6,630
Net cash used in investing activities	(17,158)	(10,476)

Financing activities
Borrowings on revolving credit note	109,862	110,517
Payments made on revolving credit note	(136,862)	(135,417)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	55	46
Excess tax benefits from share-based compensation	16	58
Payments on withholding tax for restricted stock unit vesting	(66)	—
Proceeds from exercise of share-based compensation awards	534	219
Net cash used in financing activities	(26,461)	(24,577)

Net increase in cash and cash equivalents	2,280	550
Cash and cash equivalents at beginning of period	8,737	10,681

Cash and cash equivalents at end of period	$11,017	$11,231

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$124	$338

Cash paid during the period for taxes	$6,454	$5,037

Non-cash investing and financing activities:
Property and equipment additions via financings	$1,516	$—

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(Unaudited)

	April 28, 2013 Calculated Using GAAP	April 29, 2012 Calculated Using GAAP
Return Metrics - Trailing Four Quarters	Net Income	Net Income
Return on assets (2)	18.4%	18.6%
Return on invested capital (3)	25.6%	26.9%
Return on equity (4)	30.2%	38.8%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis. Our manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(2)	Net Income/Average Assets.

(3)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals net income plus interest expense plus provision for income taxes.

(4)	Net Income/Ending Equity.

Non-GAAP Financial Measures

While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), we also provide certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement, not as a substitute for measures of financial performance prepared in accordance with GAAP. We use this information internally to make operating decisions and believe it is helpful to investors because it allows period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the Company believes such information provides a higher degree of transparency for certain items. Investors should consider non-GAAP measures in addition to, not as a substitute for measures of financial performance prepared in accordance with GAAP.